Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

LogicMark, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit (2)		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be paid	Equity	Common Stock, $0.0001 par value per share	457(c)	524,000	(3)	$1.80	(2)	$943,200	0.00015310	$144.41
Fees previously paid
	Total Offering Amounts							$943,200	0.00015310	$144.41
	Total Fees Previously Paid									--
	Total Fee Offsets									--
	Net Fee Due									$144.41

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), includes any additional shares of common stock, par value $0.0001 per share (the “Common Stock”), of LogicMark, Inc. (the “Registrant”) that may from time to time be offered or issued to prevent dilution from any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.

(2)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) of the Securities Act, based upon the average of the high and low prices for a share of Common Stock as reported on the Nasdaq Capital Market on December 12, 2024, which date is a date within five business days of the filing of the registration statement filed by the Registrant for the registration of the shares of Common Stock listed in the table above (the “Registration Statement”).

(3)	Represents shares of Common Stock issuable upon conversion of the shares of Series H Convertible Non-Voting Preferred Stock, par value $0.0001 per share, that were issued by the Registrant on November 14, 2024 to the selling stockholders named in the Registration Statement.